Exhibit 99.1

[OLD SECOND BANCORP, INC. LETTERHEAD]

September 17, 2012

Dear Valued Shareholder:

On August 21, 2012, our board of directors approved an amendment to the Rights Agreement, between Old Second Bancorp, Inc. and Old Second National Bank, as Rights Agent, dated as of September 17, 2002.  On September 12, 2012, the Company executed the amendment and entered into the Amended and Restated Rights Agreement and Tax Benefits Preservation Plan, between Old Second Bancorp, Inc. and Old Second National Bank (the “Tax Benefits Plan”).

The primary purpose of the Tax Benefits Plan is to protect our ability to utilize certain deferred tax assets to offset future income.  As of June 30, 2012, we had approximately $76.5 million in deferred tax assets, and our board believes that it is critical that we control our ability to take advantage of these assets in the future.  However, our use of these tax benefits could be significantly limited if we experience an “ownership” change for U.S. federal income tax purposes.  In general, an “ownership change” will occur if there is a cumulative change in the Company’s ownership by so called “5-percent shareholders” (as defined under U.S. income tax laws) that exceeds 50 percentage points over a rolling three-year period.

The Tax Benefits Plan is intended to limit the desirability of a shareholder’s acquisition of our shares sufficient to affect our ability to take advantage of all of our tax assets.  The Tax Benefits Plan is similar to tax benefit preservation plans adopted by other public companies with deferred tax assets.  However, there is no guarantee that the plan will prevent the Company from experiencing an ownership change or otherwise work to protect the deferred tax assets.

The federal tax rules at issue and the provisions of the Tax Benefits Plan are extremely complex.  I am enclosing a summary description outlining the principal terms of the Tax Benefits Plan, which I urge you to read.  The Tax Benefits Plan will be brought to a shareholder vote at our 2013 annual meeting and will be rescinded if not ratified by our shareholders.

If you have any questions regarding the plan, please feel free to contact me.  Thank you for your continued support of the Company.

Sincerely,

William B. Skoglund

Chairman of the Board, President, and Chief Executive Officer